                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-12

                           Community Bancshares, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

JUNE 20, 2002

                                                    CONTACT: JIM CHENEY
                                                    615-327-7999
                                                    JIMCHY@SEIG-PR.COM

NEWS RELEASE TO:

SHAREHOLDERS OF COMMUNITY BANCSHARES, INC.

               CORR DROPS PROXY BATTLE WITH COMMUNITY BANCSHARES

Blountsville, Alabama - June 20, 2002 - Bryan Corr, Sr. has practically withdrawn his self-nomination as a director of Community Bancshares, Inc. (CBI) in recent filings with the Securities and Exchange Commission (SEC) on June 18, 2002.

Corr had nominated himself through a family-owned company (Corr, Inc.) which filed a proxy statement with the SEC on June 7 to use in the solicitation of shareholder votes.

Kennon R. Patterson, Sr. chairman and CEO of Community Bancshares, Inc., said today, that he believes Bryan Corr's self-nomination was not in the best interest of shareholders and was pleased that the effort has been discontinued.

Denny G. Kelly, vice chairman of the Community Bancshares Board of Directors echoed Patterson's sentiment by stating "I am pleased that Bryan Corr is no longer seeking a directorship position on the CBI board. I believe this latest development is a positive turn for the company and it allows Community Bancshares' present management to continue to do its utmost to look after the welfare of its shareholders."

In a letter dated May 17, 2002, less than one month before his SEC filing, Corr approached the CBI board of Directors and requested that his entire stock in the company be purchased in addition to a payment of $1.5 million. The board swiftly declined this offer. Subsequent to the board refusal, Corr, Inc. filed its proxy statement soliciting votes for Bryan Corr as a director.

Nowhere in Corr's proxy materials or other public statements is it noted that he attempted to unload his stock in CBI only days before seeking a position on the company's board.

CORR WITHDRAWS

The June 18 filings backing out of proxy solicitation cited ongoing investigations into the bank's management and the recent indictment of principals in the Morgan City Construction Company as the reason for calling off the proxy fight.

A committee of CBI board of directors, using independent, nationally recognized attorneys and accountants, found no evidence of wrong doing by bank officials based on the extensive facts available to them. The CBI board has fully cooperated with the entire investigation.

BRYAN CORR AND CBI

Corr formerly served as a director of Community Bancshares. Although it is not mentioned in his SEC filings, he was fired as a director of Community Bank and asked unanimously by the other directors to resign as a director of CBI in 1998. The other directors determined that Bryan Corr engaged in conduct inappropriate for a director when he purchased Community Bancshares stock at a price below that which the company was offering stock to other shareholders.

Since that time, Corr has attempted twice to re-seat himself on the Community Bancshares board, losing by an overwhelming majority of the vote (85%) in a 1999 proxy battle.

THE COMPANY

Under its present management, Community Bancshares has grown from a one bank operation in Blountsville to a bank holding company operating 20 banks and 12 finance offices throughout North and West Central, Alabama. It reported earnings for the first quarter ended March 31, 2002 of $1,232,513, an increase of $427,423 over the same quarter, 2001. The earnings equal a 0.68% return on average assets, an increase of 51% over the same period, 2001. The company's return on equity for the first quarter of 2002 was 11.8%, up from 7.92% over a year ago.

"With the exception of the last three years, CBI has grown and profited significantly as a company," said Kelly. "When you examine the last three years, the protruding thorn is the consistent attacks on management which have directly interfered with the day to day operations of CBI. "

BRANCH SALES

The June 7 and other SEC filings claim that the sale of 6 banks by CBI over the last two years was detrimental to the value of the company. Kelly said the bank offices which were divested were located in markets that in management's judgment were becoming less attractive for Community Bank. Upon entrance into those markets several years ago, the opportunities for profitability appeared strong. Subsequent to the company's entrance, market conditions changed and management was not optimistic about business prospects in these areas.

Furthermore, Community Bank realized a pre-tax gain of over $8 million from the sale of the banking offices during the first two quarters of 2002, a fact which was not reflected in Corr's filings with the SEC or in public statements made to the news media. This increased Community Bank's Tier 1 capital leverage ratio from 7.11 % as of December 31, 2001 to 8.65% as of May 31, 2002. The capital of Community Bancshares has increased 15.9% during the same period.

"The sale of these branches was a strategic and intelligent move by management," Kelly said. "It translated into direct value for our shareholders."

COUNTER SUIT

Community Bancshares has formally charged in a lawsuit that Corr and a small number of associates have formed an illegal conspiracy fueled by arrogance and avarice. They have banded together in an attempt to seize control of the company, the suit charges. In November 2001, Community Bancshares filed a conspiracy suit against Bryan Corr and members of his family, two former employees of the bank and 5 disgruntled shareholders. One of the former employees, after leaving the bank, went to work for Bryan Corr. The fact that this individual was directly affiliated with Bryan Corr, further supports this group's intent to seize control of CBI alongside Corr. The suit points out that those in the Corr conspiracy deliberately deceived law enforcement officials and shareholders and filed misleading 13D amendments with the SEC. The purpose of the suit is to receive compensation for the damage to CBI shareholders.

CBI SALARIES

Through the news media and SEC filings, Bryan Corr and his affiliates called attention to the salaries received by CBI directors and officers. R.C. Corr, Bryan Corr's father, was a long-time director of CBI. R.C. Corr served on the Executive Compensation Committee and either made or seconded motions to approve contracts with two executive officers, one of whom is Kennon R. Patterson, Sr. Prior to his termination from the board, Bryan Corr voted in favor of director fees and officer salaries. He and his father were also paid for their services as directors. In 1999, CBI employed the independent firm of Mercer Human Resource Consulting to conduct a study and make recommendations concerning the salaries of CBI officers. The study concluded that CBI is in line with other peer group banks and in some cases the company's management's total compensation was less than the total compensation of professionals holding similar positions.

CONSTRUCTION

Corr's June 7 SEC filing called into question issues that pertained to bank construction projects. A committee of the CBI board of directors, using independent attorneys and accountants, found no evidence of wrongdoing by bank officials based on the extensive facts available to them.

In addition, CBI conducted a review of its construction and renovation costs on all completed projects since 1995, including those in which Morgan City Construction Company was involved. The purpose was to determine if the company and its shareholders got their money's worth. The review shows that Community Bank's average cost per square foot is significantly below industry norms in its region.

"We have full confidence in the ability of our management group to continue to lead this company," said Kelly. "We are pleased that this latest development will allow us to return our full energy to this essential responsibility."

Community Bancshares, Inc. is a bank holding company headquartered in Blountsville, Ala. Through its subsidiaries, the company operates 20 banking offices and 12 finance company offices in North and West-Central Alabama and provides a full line of financial services to individual and corporate customers.